Exhibit 99.1

Radius Recycling Announces Ticker Symbol Change

PORTLAND, Ore.--(BUSINESS WIRE)--August 30, 2023--Schnitzer Steel Industries, Inc. dba Radius Recycling (NASDAQ: SCHN) announced that the Company’s common stock will begin trading on NASDAQ under the symbol ‘RDUS’ at the open of market trading on September 1, 2023, which coincides with the start of the Company’s fiscal year. ‘RDUS’ will replace the Company’s current ticker symbol ‘SCHN,’ which has been used since its initial public offering in 1993. The new ticker symbol aligns with the Company’s rebranding from Schnitzer Steel to Radius Recycling, announced on July 26, 2023.

No action is required by existing Company shareholders with respect to the ticker symbol change.

To learn more about Radius Recycling, visit radiusrecycling.com.

About Schnitzer Steel Industries, Inc. dba Radius Recycling

Schnitzer Steel Industries, Inc. dba Radius Recycling is one of the largest manufacturers and exporters of recycled metal products in North America with operating facilities located in 25 states, Puerto Rico, and Western Canada. Radius has seven deep water export facilities located on both the East and West Coasts and in Hawaii and Puerto Rico. The Company’s integrated operating platform also includes 50 stores which sell serviceable used auto parts from salvaged vehicles and receive over 4.1 million annual retail visits. The Company’s steel manufacturing operations produce finished steel products, including rebar, wire rod and other specialty products. Radius began operations in 1906 in Portland, Oregon.

Contacts

Investor Relations
Michael Bennett
(503) 323-2811
mcbennett@rdus.com

Public Affairs
Eric Potashner
(415) 624-9885
epotashner@rdus.com

Company Info
www.radiusrecycling.com
ir@rdus.com